EXHIBIT 99.7

Translation from Hebrew

The Companies Law, 5759 – 1999

Articles of Association of a Private Company Limited by

Shares

Of

Company name in Hebrew: G-Sense Ltd.

Company name in English: G-Sense Ltd.

1.	In these articles of association, “the Companies Law” shall mean the Companies Law, 5729 – 1999.

2.	The purpose of the establishment of the Company is to engage in any legal business.

3.	The Company’s registered share capital is NIS 1,000,000 (one million), divided into 1,000,000 (one million) ordinary shares, each with a nominal value of NIS 1.

Each ordinary share shall grant its owner the following rights:

3.1	The right to be invited to the Company’s General Meetings;

3.2	The right to participate and vote in the Company’s General Meetings.

3.3	The right to participate in the Company’s distributed profits, assets and benefit shares.

3.4	The right to participate in the distribution of the Company’s assets upon its liquidation.

4.	The liability of the Company’s shareholders is limited to the payment of the nominal value of their shares, subject to the provisions of the Companies Law regarding the allocation of shares for less than their nominal value.

5.	The Company is a private company, and in this regard:

5.1	The right to transfer Company shares is limited as detailed below in these Articles of Association.

5.2	Any appeal to the public to sign Company shares or bonds is prohibited.

5.3	The number of Company shareholders – excluding its employees or persons who were its employees, and as employees, and even after their employment is terminated, they continue to be Company shareholders – shall not exceed, at any time, 50 (fifty), however two shareholders or more who jointly hold Company share/s shall be calculated, for the purposes of this section, as a single shareholder.

5.4	Its shares are not registered for trade in the stock market (as defined in the Companies Law), have not been offered to the public in accordance with a prospectus, as this term is defined in the Securities Law, and are not held by the public.

Translation from Hebrew

6.	The General Meeting

6.1	Powers of the General Meeting

The powers of the General Meeting shall be in accordance with the Companies Law and with these Articles of Association, as long as these do not contradict the Companies Law.

6.2	Meeting Agenda

The General Meeting agenda shall be determined by the Board of Directors, and shall include issues for which it is required to convene the General Meeting. Any shareholder with at least one percent of the voting rights in the General Meeting may ask the Board of Directors to include an issue in the agenda of a General Meeting to be convened in the future, as long as this issue is appropriate for discussion in the General Meeting.

6.2.1	The agenda of an Annual General Meeting shall include a discussion of the financial statements and the Board of Director’s report, the appointment of an auditor, discussion on issues for which it is required to convene the General Meeting, discussion of all other issues which should be discussed in the Company Annual General Meeting’s according to the Law and to these Articles of Association.

6.2.2	An invitation to a General Meeting shall be given to any person entitled to participate in it, through a personal notice.

6.3	Quorum

6.3.1	For the purposes of Section E of the Second Chapter of the Third Part of the Companies Law, the legal quorum shall be the presence of at least two shareholders who own at least 50.01% of voting rights in the Company. The other provisions of said Section E shall remain in force.

6.3.2	A decision made without the required legal quorum is not valid.

6.3.3	The above articles regarding the General Meeting quorum shall not be applicable in case the Company has only one shareholder.

6.4	Meeting Chairperson

Until another decision is made by the General Meeting, the chairperson of the Board of Directors shall serve as the chairperson of any General Meeting. If the Board of Directors has no chairperson, or if the Board of Directors Chairperson is absent from the General Meeting, and 15 minutes have elapsed from the time set for the meeting, or if he refuses to serve as the Meeting Chairperson, then the General Meeting will choose one of the shareholders present in the meeting as the Chairperson for that meeting only.

6.5	Voting in the General Meeting

6.5.1	Each share of the Company shall grant its owner one vote in the General Meeting.

Translation from Hebrew

6.5.2	A decision in the General Meeting shall be made by counting votes (one vote for each share).

6.5.3	The majority required for adopting any General Meeting decision is 50.01% of all shares eligible to participate and vote in the General Meeting, whether present in the meeting or not.

6.6	Manner of Voting in the General Meeting

6.6.1	A shareholder may vote himself or through an agent, as detailed in Article 6.6.2 below.

6.6.2	The appointment of an agent shall be through a letter of appointment, signed by the appointer. An agent’s letter of appointment shall be deposited at the Company’s registered headquarters at least forty-eight hours prior to the time of the meeting for which the agent was appointed. The letter appointing the agent shall be in the following format, or in a similar format, as possible under the circumstances:

“I,             , ID number             , as a shareholder in             , hereby appoint             , of             , ID number             , as my agent, to vote in my name and in my place in the Company General Meeting to be held on the          day of         ,              (year), for              shares of              class held by me.

In witness whereof I have signed

On the              day of             ,             (year).”

6.6.3	An agent’s letter of appointment shall not be valid after 6 (six) months have elapsed from the date of its signing.

6.6.4	A vote through an agent in accordance with the letter of appointment shall be legal even if the appointer dies, becomes incompetent or mentally ill or cancels the letter of appointment before, unless a written notice is received at the registered headquarters stating that the appointer has died, became incompetent or mentally ill or cancelled the letter of appointment.

6.6.5	When two or more people are joint shareholders, then in any vote only the vote of the senior of the joint shareholders shall be accepted, whether by himself, through an agent or through a letter of vote, without taking into consideration the other registered shareholders of the share, and for this purpose, the senior joint shareholder shall be considered the person whose name is registered first in the shareholder registry.

6.7	Decision in Writing

Without derogating from the provisions of Sections 76 (decision without convening) and 77 (holding a meeting through means of communications) of the Companies Law, and in addition to them: a decision in writing, signed by all Company Shareholders – whether on one document or on a number of documents in the same wording, each of which is signed by one shareholder or by several shareholders, including by mail, telegram, telex, fax or electronic mail, or in any other manner which is accepted by most

Translation from Hebrew

shareholders in regard to the General Meeting – shall have the same validity for all intents and purposes, as if it were taken as a decision as part of a General Meeting legally summoned and convened for the purpose of making the said decision.

The vote of a shareholder in regard to the above shall be any of the following: a vote in favor, a vote against, or an abstention.

7.	Board of Directors

7.1	Until another decision is made by a regular majority of the shareholders in a Company’s General Meeting, the Company’s Board of Director shall consist of at least one (1) director, and no more than five (5) directors. The Company may extend the appointment of a director beyond the period stated in Sections 220 and 222 of the Companies Law.

7.2	A director’s period of appointment shall commence upon the date of his appointment.

7.3	In addition to the statements made in the Companies Law regarding restrictions on directors’ appointments and termination of appointment, a director’s appointment shall be terminated before the end of his period of appointment in any of the following cases:

7.3.1	If the director resigns or is dismissed by his appointer (in case such an appointment is determined);

7.3.2	If the director is convicted of one of the offences as detailed in Section 232 of the Companies Law;

7.3.3	If the director is declared bankrupt and if it is a corporation – has decided on its voluntary liquidation, or is issued a liquidation order;

7.3.4	If the director dies;

7.3.5	If the director is transferred from his position by a court of law;

7.3.6	If the director is found incompetent;

7.3.7	If the director acts maliciously with the purpose of harming the Company;

7.3.8	If circumstances which make the director unqualified for appointment as a director, according to the provisions of the law, are created.

7.4	If a position in the Board of Directors is vacated, the Company shall continue to operate with an incomplete Board of Directors, despite all provisions of these Articles of Association, but no decisions by the incomplete Board of Directors shall be made regarding crucial Company issues, before 30 days have elapsed from the date the director’s position has vacated as aforesaid. The Board of Directors may approve the temporary appointment of a director until the shareholders’ General Meeting’s approval of the director’s identity.

Translation from Hebrew

7.5	Powers of the Board of Directors

The Board of Directors may exercise any Company power which has not been granted to another organ by the Articles of Associations, the Companies Law or by any other law. Without derogating from the foregoing, the Board of Directors shall outline Company policy, and will supervise the performance of the roles and actions of the general managers.

7.6	Board of Directors Meetings and their Conduct

7.6.1	All Company Board of Directors and General Meeting decisions shall be made with the majority of votes.

7.6.2	In voting at the Board of Directors, each director shall have one vote, unless a director is appointed as an alternate for another director, in which case, in addition to his own vote, he shall have another vote on behalf of his appointer.

7.6.3	The Company’s Board of Directors shall be convened by any of the Company’s appointed directors, with a 72-hour advance notice, and the meeting quorum shall consist of all directors who serve at that time in the Company’s Board of Directors.

With the consent of all directors, the Board of Directors may convene for a meeting with no such advance notice.

If the quorum is not present within 30 minutes of the time set for the meeting, the meeting shall be postponed by 3 days (excluding Fridays, Saturdays, holiday eves, holidays and holiday weekdays), and set to the same place and the same time, and the required quorum shall be the majority of directors serving at that time in the Company’s Board of Directors.

7.6.4	A notice in accordance with Article 7.6.2 shall be delivered to the director’s address, as provided to the Company in advance, and shall state the meeting date and location, as well as reasonable details of all issues on the agenda.

7.6.5	Without derogating from the provisions of Sections 76 (decision without convening) and 77 (holding a meeting through communication means) of the Companies Law, and in addition to them: a decision in writing, signed by all members of the Board of Directors – whether on one document or on a number of documents in the same wording, each of which is signed by one director or by several directors, including by mail, telegram, telex, fax or electronic mail, or in any other manner which is accepted by most members of the Board of Directors – shall have the same validity for all intents and purposes, as if it were taken as a decision as part of a Board of Directors meeting legally summoned and convened for the purpose of making the said decision.

The vote in regard to the above shall be any of the following: a vote in favor, a vote against, or an abstention.

Translation from Hebrew

If decisions are made as aforesaid in Article 7.6.4 above, the Board of Directors Chairperson shall record the decision protocol, sign it and attach to it the directors’ signature or approvals.

The relevant provisions of Section 108 of the Companies Law, regarding Board of Directors meeting protocols, shall be applied, mutatis mutandis, to a decision as aforesaid in Article 7.6.4 above.

8.	Exemption, Indemnification and Insurance

Section C of the third chapter of the Companies Law (exemption, indemnification and insurance) shall be applied to the Company.

8.1	The Company may exempt in advance a Company officer from his liability, in whole or part, due to damages caused by a breach of his duty of care towards the Company.

8.2	The Company may indemnify a Company officer in retrospect for liability or expense for the types of events detailed in Article 8.4 below, imposed on him as a result of an action he has made in his role as a Company officer.

8.3	The Company may indemnify a Company officer in advance for those types of events which the Board of Directors believes are predictable at the time of providing the guarantee of indemnification, limited to the sum the Board of Directors determines reasonable under the circumstances, due to liability or expense for the types of events detailed in Article 8.4 below, imposed on him as a result of an action he has made in his role as a Company officer.

8.4	The types of events referred to by Articles 0 to 8.3 above are detailed below:

8.4.1	Financial liability imposed on the officer for the benefit of another person by verdict, including a verdict given in a compromise or an arbitrator’s verdict approved by a court, for an action he made in his position as a Company officer;

8.4.2	Reasonable litigation expenses, including lawyer’s fees, made by the officer, or which the court orders the officer to pay, in proceedings filed against him by the Company or on its behalf or by another person, or in a criminal indictment in which he is acquitted, or in a criminal indictment in which he is convicted of a offence which does not require proving mens rea, all for an action he has made in his position as a Company officer.

8.5	A Company may engage in a contract for the insurance of the liability of a Company officer, in whole or part, for any of the following:

8.5.1	Breach of the duty of care towards the Company or towards another person;

8.5.2	Breach of the fiduciary duty towards the Company, as long as the officer acts in good faith, and has reasonable grounds to believe that the action shall not negatively affect the Company’s interests;

8.5.2	Financial liability imposed on the officer towards another person.

Translation from Hebrew

8.6	Decisions regarding insurance, exemption and indemnification shall be made in accordance with the provisions of the fifth chapter of the sixth part of the Companies Law.

9.	The Company shall appoint an auditing accountant to audit its financial statements and to give his opinion regarding them (hereinafter: “the Audit”). The auditor shall be appointed by the General Meeting in the annual general meeting, for a period lasting until the conclusion of 3 (three) audits.

9.1	The Board of Directors may, at any time before the first General Meeting, appoint the Company’s first auditor and to determine his salary; the appointed auditor may serve for a period lasting until the conclusion of 3 (three) audits.

9.2	The Company may appoint several auditors who shall perform the Audit together.

10.	Transfer of Company Shares

10.1	The transfer of Company shares shall be made through a document signed by the transferor and the transferee, and as long as the transferee’s name is not registered in the shareholder registry, the transferor shall be considered the holder of the share.

10.2	A shareholder may transfer his Company shares, this in accordance with what is stated in these Articles of Association on this matter.

10.3	The transfer of Company shares shall be made in accordance with the following provisions:

10.3.1	A shareholder (hereinafter: “the Offeror”) who wishes to transfer his shares, in whole or part (hereinafter: “the Offered Shares”) to any third party, shall first have to offer the Offered Shares to the other holders of Company shares of the same class (hereinafter: “the Offeree Shareholders”), this in accordance with the ratio of holdings between them.

10.3.2	In order to perform the foregoing, the Offeror shall send to all Offeree Shareholders a written notice (hereinafter: “the Offer”) which shall state, inter alia, the number of Offered Shares, the price and terms of payments required for the Offered Shares, and other conditions if there are any.

10.3.3	The Offer shall be delivered to all Offeree Shareholders through registered mail, and a copy thereof shall be deposited at the Company’s registered headquarters.

10.3.4	Any of the Offeree Shareholders shall be entitled to inform the Offeror, within a period of 30 (thirty) days of the date of receiving the Offer, of his consent to purchase all shares he was offered, this under the terms stated in the Offer.

10.3.5

The Offeror shall offer again all Offered Shares for which he did not receive notices stating consent of their purchase (hereinafter: “the Remaining Offered Shares”), under the same terms stated in the Offer, this to all remaining Offeree Shareholders who informed

Translation from Hebrew

of their consent to purchase the Offered Shares offered to them (hereinafter: “the Buying Shareholders”), and they shall be able to buy them by providing the Offeror of a notice of this within 10 (ten) days of the date of receiving the Offer regarding the Remaining Offered Shares. The said Offer shall be made within 5 (five) days of the conclusion of the said 30 (thirty) days.

10.3.6	The Remaining Offered Shares shall be divided between the Buying Shareholders in accordance with the ratio of their holdings before the purchase of the Offered Shares, and in case the Remaining Offered Shares are not purchased by the Buying Shareholders in accordance with the ratios of their holdings, then those Buying Shareholders who bought their part in the Remaining Offered Shares (hereinafter: “Remaining Buying Shareholders”) shall be entitled to also purchase the Remaining Offered Shares which were not purchased, this in accordance with the ratios of their holdings before the purchase of the Offered Shares, and so on, this unless otherwise agreed between the Remaining Buying Shareholders.

10.3.7	In case no buyers are found among the Offeree Shareholders for all of the Offered Shares upon the conclusion of all dates stated above, then the Offeror shall be entitled, at his discretion, to sell all Offered Shares or the Remaining Offered Shares, to any third party, this under terms which are not inferior to those stated in the Offer.

The Offeror shall be entitled to offer all Offered Shares or the Remaining Offered Shares, as long as the final date for a binding engagement with any third party shall be until and no later than 120 (one hundred and twenty) days from the date of the conclusion of all deadlines stated above.

10.3.8	A part of a share may not be transferred.

10.3.9	A condition for the transfer of shares to a third party is that a transferee party must assume the transferor’s obligations towards the other shareholders, in regard to the Company and towards the Company, all as the case may be.

10.3.10	The Company shall not register in the shareholders registry the transfer of a share in any of the following cases:

A.	In case of shares which have not been fully paid, on which the Company has a lien, which have been foreclosed, or which the Company has an encumbrance on;

B.	The lack of reasonable evidence regarding the transferor’s right to transfer the share.

10.3.11	The transfer of shares shall not be registered, unless a proper transfer deed is provided to the Company. A transfer deed for Company shares shall be signed by the transferor and by the transferee, and the transferor shall be considered to remain the shareholder until the transferee’s name is registered in the shareholders registry in regard to the transferred share.

Translation from Hebrew

10.3.12	The above share transfer mechanism shall not be applicable in the following cases:

A.	A transfer between shareholders. A shareholder may, at any time, transfer part or all of his holdings in Company shares to any other shareholder, without the use of the right of first refusal above, as long as the Company receives a notice regarding this no later than 7 days after the date of transfer; or,

B.	Transfer by a shareholder to an (Israeli) corporation which he owns fully. In such a case, the provisions of these Articles of Association regarding transfer of shares shall be applied to the transferee, as long as the Company receives a notice regarding this no later than 7 days after the date of transfer.

11.	Notices

11.1	The Company can send a notice to any shareholder, according to his address in the shareholder registry, or any other address he has provided to the Company, this by sending it through registered mail, telegram, telex, fax, electronic mail, or by personal delivery.

11.2	A shareholder whose address is located outside of the State of Israel may, from time to time, inform the Company in writing of an address in Israel, and this Address shall be considered his registered address for the purposes of sending notices.

11.3	If the shareholder has no registered address in Israel, and he does not provide the Company with an address within Israel for sending him notices, then a notice addressed to him in the Company’s registered headquarters, or a notice addressed to him published in a daily Hebrew newspaper with a reasonable distribution, shall be considered to have been properly delivered to him after 5 (five) days elapse from the date on which it is received in the registered headquarters or from the date of its publication.

11.4	All notices regarding shares, which people are entitled to jointly, shall be delivered to that person among them whose name is registered first in the shareholders registry, and a notice provided as aforesaid shall serve as adequate notice to all these shareholders.

11.5	If a person becomes entitled to any share by a transfer, by law or in any other manner, he shall be associated in any notice regarding such a share properly delivered before his name was registered in the shareholders registry, with the person from whom his right to the share is derived.

11.6

Any notice or document sent by registered mail to a shareholder – according to his address in the shareholders registry, or another address provided by him to the Company, even though that person has died and regardless of whether the Company knew of his death or not – shall be considered to have been properly delivered in regard to all of his registered shares, whether held

Translation from Hebrew

by that shareholder individually or jointly with other people, or until another person is registered in his place as the owner or joint owner of the shares, and such a delivery shall be considered for all purposes of the Articles of Association as adequate delivery of the notice or document to his personal representative, and to all persons, if there are any, holding these shares jointly with him.

11.7	Any notice sent by telegram, telex, fax or electronic mail shall be considered to have been received upon being sent, and a record registered in the customary manner by the relevant machine shall serve as evidence of its receipt; A notice sent by registered mail to the address of a shareholder in Israel shall be considered to have been delivered within 5 (five) days of the date the letter, envelope or other package containing the notice are handed for delivery through registered mail; And to prove such a delivery it shall be enough to prove that the letter, envelope or other package containing the notice stated properly and fully the addressee’s address, and were handed to the post office, and a written certificate signed by the secretary or manager or other clerk of the Company authorizing that the letter, envelope or package containing the notice bore the correct address and were handed to the post office as aforesaid, shall serve as prima facie evidence of this; a notice personally delivered shall be considered to have been received upon its delivery.

I/we the undersigned desire to establish a company according to these Articles of Association, and hereby provide my/our consent to accept the class and number of shares, all as detailed below:

Name of signatory	ID no. or corporation no.	Street address	City and postal code	Class and number of shares allocated to the signatory	Signature
Tshuva Victor	027264803	4/3 Simha	Ramat Gan 52501	100	[signature]

Signed on September 27th, 2004.

I, the undersigned, [handwriting: name], an attorney whose address is: 3 Hayetzira Street, Ramat Gan, hereby approve that the aforesaid signatory/signatories has/have signed these Articles of Association:

[signature]
Attorney’s Stamp + Signature